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                                                                     EXHIBIT 3.3



                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            THE CERPLEX GROUP, INC.


         It is hereby certified that:

         1.      That the name of the corporation is The Cerplex Group, Inc.

         2. The Certificate of Incorporation of the corporation is hereby amended by deleting Paragraph A of Article IV and by substituting in lieu of said paragraph the following new paragraph:

                                  "ARTICLE IV

                          A. Classes of Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Sixty Five Million (65,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, par value $.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share."

         3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on June 12, 1997.

                               THE CERPLEX GROUP, INC.


                               By:  /s/
                                 ----------------------------------------
                                    William A. Klein,
                                    Chairman, President and Chief Executive
                                    Officer


Attest:


/s/
----------------------------------------
Frederic A. Randall,
Secretary